The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated November 5, 2024

JPMorgan Chase Financial Company LLC	November 2024

Pricing Supplement

Registration Statement Nos. 333-270004 and 333-270004-01

Dated November     , 2024

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

Lookback Entry PLUS Based on the Value of the S&P 500® Index due December 10, 2025

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Lookback Entry PLUS, which we refer to as the PLUS, will pay no interest and do not guarantee any return of your principal at maturity. The payment at maturity on the PLUS will be based on whether the final index value is greater than, equal to or less than the lookback index value, which will be the lowest closing level of the underlying index during the one-month lookback observation period beginning on the pricing date. At maturity, if the underlying index has appreciated in value from the lookback index value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to a maximum payment at maturity. However, if the underlying index has declined in value from the lookback index value, at maturity investors will lose 1% for every 1% decline. The PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the lookback feature used in determining the lookback index value and the leverage feature that applies to a limited range of positive performance of the underlying index. The PLUS are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the PLUS. The investor may lose some or all of the stated principal amount of the PLUS.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Underlying index:	S&P 500® Index (Bloomberg ticker: SPX Index)
Aggregate principal amount:	$
Payment at maturity:	If the final index value is greater than the lookback index value, for each $1,000 stated principal amount PLUS,
$1,000 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the lookback index value, for each $1,000 stated principal amount PLUS,
$1,000 × index performance factor
This amount will be less than or equal to the stated principal amount of $1,000 per PLUS.
Leveraged upside payment:	$1,000 × leverage factor × index percent increase
Index percent increase:	(final index value – lookback index value) / lookback index value
Leverage factor:	125%
Index performance factor:	final index value / lookback index value
Maximum payment at maturity:	At least $1,121.00 (at least 112.10% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $1,121.00 per PLUS.
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS (see “Commissions and issue price” below)
Pricing date:	November , 2024 (expected to price on or about November 5, 2024)
Original issue date (settlement date):	November , 2024 (3 business days after the pricing date)
Valuation date*:	December 5, 2025
Maturity date*:	December 10, 2025
Terms continued on the following page
Agent:	J.P. Morgan Securities LLC (“JPMS”)

Commissions and issue price:
Per PLUS	Price to public(1)	Fees and commissions	Proceeds to issuer
	$1,000.00	$5.00 (2)	$995.00
Total	$	$	$
(1)	See “Additional Information about the PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the PLUS.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $5.00 per $1,000 stated principal amount PLUS. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

If the PLUS priced today and assuming a maximum payment at maturity equal to the minimum listed above, the estimated value of the PLUS would be approximately $985.00 per $1,000 stated principal amount PLUS. The estimated value of the PLUS on the pricing date will be provided in the pricing supplement and will not be less than $960.00 per $1,000 stated principal amount PLUS. See “Additional Information about the PLUS — The estimated value of the PLUS” in this document for additional information.

Investing in the PLUS involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Risk Factors” beginning on page 6 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the PLUS” at the end of this document.

Product supplement no. 4-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

Underlying supplement no. 1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf

Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

JPMorgan Chase Financial Company LLC

Lookback Entry PLUS Based on the Value of the S&P 500® Index due December 10, 2025

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Lookback index value:	The lowest closing level of the underlying index during the lookback observation period. In no event will the lookback index value be greater than , which is the closing level of the underlying index on the pricing date
Lookback observation period:	The period consisting of each day from and including the pricing date to and including December 5, 2024. If a day in this period is not a trading day or a market disruption event occurs or is continuing on that day, that day will be disregarded for purposes of determining the lookback index value.
Final index value:	The closing level of the underlying index on the valuation date
CUSIP / ISIN:	48135VKX5 / US48135VKX54
Listing:	The PLUS will not be listed on any securities exchange.

November 2024	Page 2

JPMorgan Chase Financial Company LLC

Lookback Entry PLUS Based on the Value of the S&P 500® Index due December 10, 2025

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Lookback Entry Performance Leveraged Upside Securities

Principal at Risk Securities

The Lookback Entry PLUS Based on the Value of the S&P 500® Index due December 10, 2025 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index relative to the lowest closing level of the underlying index during the lookback observation period.
▪	To potentially achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying index.

Maturity:	Approximately 13 months
Leverage factor:	125%
Maximum payment at maturity:	At least $1,121.00 (at least 112.10% of the stated principal amount) per PLUS (to be provided in the pricing supplement)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Limited lookback feature:	The lookback index value, to which the final index value will be compared to determine the payment at maturity, will be the lowest closing level of the underlying index during the lookback observation period.

Supplemental Terms of the PLUS

For purposes of the accompanying product supplement, the underlying index is an “Index.”

Any values of the underlying index, and any values derived therefrom, included in this document may be corrected, in the event of manifest error or inconsistency, by amendment of this document and the corresponding terms of the PLUS. Notwithstanding anything to the contrary in the indenture governing the PLUS, that amendment will become effective without consent of the holders of the PLUS or any other party.

November 2024	Page 3

JPMorgan Chase Financial Company LLC

Lookback Entry PLUS Based on the Value of the S&P 500® Index due December 10, 2025

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

PLUS offer leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies, without any protection against negative performance of the underlying asset. If the underlying asset has decreased in value, investors are fully exposed to the negative performance of the underlying asset. The payment at maturity on the PLUS will be based on whether the final index value is greater than, equal to or less than the lookback index value, which will be the lowest closing level of the underlying index during the lookback observation period. At maturity, if the underlying asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the underlying asset has depreciated, the investor will lose 1% for every 1% decline. Investors may lose some or all of the stated principal amount of the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying index.
Lookback Observation Period	The payment at maturity on the PLUS will be based on whether the final index value is greater than, equal to or less than the lookback index value, which will be the lowest closing level of the underlying index during the lookback observation period. The lookback observation period will consist of each day from and including the pricing date to and including December 5, 2024. If a day in this period is not a trading day or a market disruption event occurs or is continuing on that day, that day will be disregarded for purposes of determining the lookback index value. If the closing level of the underlying index declines during the lookback observation period, the payment at maturity will be determined by reference to the final index value as compared to the lowest closing level of the underlying index during this period.
Upside Scenario	The underlying index increases in value from the lookback index value and, at maturity, the PLUS pay the stated principal amount of $1,000 plus a return equal to 125% of the index percent increase, subject to the maximum payment at maturity of at least $1,121.00 (at least 112.10% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be provided in the pricing supplement.
Par Scenario	The final index value is equal to the lookback index value and, at maturity, the PLUS pay the stated principal amount of $1,000 per PLUS.
Downside Scenario	The underlying index declines in value from the lookback index value and, at maturity, the PLUS pay an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decline of the final index value from the lookback index value. (Example: if the underlying index decreases in value by 20%, the PLUS will pay an amount that is less than the stated principal amount by 20%, or $800 per PLUS.)

November 2024	Page 4

JPMorgan Chase Financial Company LLC

Lookback Entry PLUS Based on the Value of the S&P 500® Index due December 10, 2025

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	125%
Hypothetical maximum payment at maturity:	$1,121.00 (112.10% of the stated principal amount) per PLUS (which represents the lowest hypothetical maximum payment at maturity)*
*The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $1,121.00 per PLUS.
Lookback Entry PLUS Payoff Diagram

How it works

▪	Upside Scenario: If the final index value is greater than the lookback index value, for each $1,000 principal amount PLUS, investors will receive the $1,000 stated principal amount plus a return equal to 125% of the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity. Under the hypothetical terms of the PLUS, an investor will realize the hypothetical maximum payment at maturity at a final index value of 109.68% of the lookback index value.
▪	Par Scenario: If the final index value is equal to the lookback index value, investors will receive the stated principal amount of $1,000 per PLUS.
▪	Downside Scenario: If the final index value is less than the lookback index value, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final index value from the lookback index value.
▪	For example, if the underlying index depreciates 50% from the lookback index value, investors will lose 50% of their principal and receive only $500.00 per PLUS at maturity, or 50% of the stated principal amount.

The hypothetical returns and hypothetical payments on the PLUS shown above apply only if you hold the PLUS for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

November 2024	Page 5

JPMorgan Chase Financial Company LLC

Lookback Entry PLUS Based on the Value of the S&P 500® Index due December 10, 2025

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying prospectus supplement and the accompanying product supplement and Annex A to the accompanying prospectus addendum. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

Risks Relating to the PLUS Generally

▪	The PLUS do not pay interest or guarantee the return of any principal and your investment in the PLUS may result in a loss. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final index value is less than the lookback index value, the payment at maturity will be an amount in cash that is less than the stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlying index from the lookback index value and may be zero.
▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of at least $1,121.00 (at least 112.10% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be provided in the pricing supplement. Because the maximum payment at maturity will be limited to at least 112.10% of the stated principal amount for the PLUS, any increase in the final index value above the lookback index value by more than 9.68% (if the maximum payment at maturity is set at 112.10% of the stated principal amount) will not further increase the return on the PLUS.
▪	The lookback index value will not be determined until the end of the lookback observation period. Because the lookback index value will be the lowest closing level of the underlying index during the lookback observation period, the lookback index value will not be determined until the end of the lookback observation period. The lookback observation period will be a one-month period consisting of each day from and including the pricing date to and including December 5, 2024. If a day in this period is not a trading day or a market disruption event occurs or is continuing on that day, that day will be disregarded for purposes of determining the lookback index value. Accordingly, you will not know the lookback index value for a period of time after the pricing date. There can be no assurance that the closing level of the underlying index will decline during the lookback observation period below the closing level of the underlying index on the pricing date. In addition, there can be no assurance that if the underlying index does decline during the lookback observation period, that such decline will occur on a day that is a trading day and on which there is no market disruption event. Furthermore, even if the closing level of the underlying index declines during the lookback observation period below its closing level on the pricing date, there can be no assurance that the final index value will be greater than the lookback index value so that you earn a positive return on the PLUS at maturity.
▪	The PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the PLUS. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the PLUS. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the PLUS. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the PLUS and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the PLUS. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the PLUS as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the PLUS, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.

November 2024	Page 6

JPMorgan Chase Financial Company LLC

Lookback Entry PLUS Based on the Value of the S&P 500® Index due December 10, 2025

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Secondary trading may be limited. The PLUS will not be listed on a securities exchange. There may be little or no secondary market for the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. JPMS may act as a market maker for the PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the PLUS.
▪	The final terms and estimated valuation of the PLUS will be provided in the pricing supplement. The final terms of the PLUS will be provided in the pricing supplement. In particular, each of the estimated value of the PLUS and the maximum payment at maturity will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the PLUS based on the minimums for the estimated value of the PLUS and the maximum payment at maturity.
▪	The tax consequences of an investment in the PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the PLUS, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the PLUS described in “Additional Information about the PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the PLUS, the timing and character of any income or loss on the PLUS could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the PLUS and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the PLUS, including acting as calculation agent and as an agent of the offering of the PLUS, hedging our obligations under the PLUS and making the assumptions used to determine the pricing of the PLUS and the estimated value of the PLUS, which we refer to as the estimated value of the PLUS. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent will determine the lookback index value, and the final index value and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the underlying index or calculation of the final index value in the event of a discontinuation or material change in method of calculation of the underlying index, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the PLUS and the value of the PLUS. It is possible that hedging or trading activities of ours or our affiliates in connection with the PLUS could result in substantial returns for us or our affiliates while the value of the PLUS declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

November 2024	Page 7

JPMorgan Chase Financial Company LLC

Lookback Entry PLUS Based on the Value of the S&P 500® Index due December 10, 2025

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS prior to or during the lookback observation period and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the PLUS at maturity, if any. Any of these hedging or trading activities prior to or during the lookback observation period could potentially affect the lookback index value and, therefore, could potentially increase the level that the final index value must reach before you receive a payment at maturity that exceeds the issue price of the PLUS or so that you do not suffer a loss on your initial investment in the PLUS. Additionally, these hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the final index value and, accordingly, the payment to you at maturity, if any. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the PLUS declines.

Risks Relating to the Estimated Value and Secondary Market Prices of the PLUS

▪	The estimated value of the PLUS will be lower than the original issue price (price to public) of the PLUS. The estimated value of the PLUS is only an estimate determined by reference to several factors. The original issue price of the PLUS will exceed the estimated value of the PLUS because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS. See “Additional Information about the PLUS — The estimated value of the PLUS” in this document.
▪	The estimated value of the PLUS does not represent future values of the PLUS and may differ from others’ estimates. The estimated value of the PLUS is determined by reference to internal pricing models of our affiliates. This estimated value of the PLUS is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the PLUS that are greater than or less than the estimated value of the PLUS. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the PLUS could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy PLUS from you in secondary market transactions. See “Additional Information about the PLUS — The estimated value of the PLUS” in this document.
▪	The estimated value of the PLUS is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the PLUS may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the PLUS as well as the higher issuance, operational and ongoing liability management costs of the PLUS in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the PLUS. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the PLUS and any secondary market prices of the PLUS. See “Additional Information about the PLUS — The estimated value of the PLUS” in this document.
▪	The value of the PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the PLUS — Secondary market prices of the PLUS” in this document for additional information relating to this initial period. Accordingly, the estimated value of your PLUS during this initial period may be lower than the value of the PLUS as published by JPMS (and which may be shown on your customer account statements).

November 2024	Page 8

JPMorgan Chase Financial Company LLC

Lookback Entry PLUS Based on the Value of the S&P 500® Index due December 10, 2025

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS. Any secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the PLUS. As a result, the price, if any, at which JPMS will be willing to buy PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the PLUS.

The PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your PLUS to maturity. See “— Risks Relating to the PLUS Generally —Secondary trading may be limited” above.

▪	Secondary market prices of the PLUS will be impacted by many economic and market factors. The secondary market price of the PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the closing level of the underlying index, including:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility of the underlying index;
o	the time to maturity of the PLUS;
o	the dividend rates on the equity securities included in the underlying index;
o	interest and yield rates in the market generally; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the PLUS, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the PLUS, if any, at which JPMS may be willing to purchase your PLUS in the secondary market.

Risks Relating to the Underlying Index

▪	JPMorgan Chase & Co. is currently one of the companies that make up the underlying index. JPMorgan Chase & Co. is currently one of the companies that make up the underlying index. JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the PLUS in taking any corporate action that might affect the value of the underlying index or the PLUS.
▪	Investing in the PLUS is not equivalent to investing in the underlying index. Investing in the PLUS is not equivalent to investing in the underlying index or its component stocks. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index.
▪	Adjustments to the underlying index could adversely affect the value of the PLUS. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the PLUS. Governmental legislative and regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the PLUS or the securities included in the underlying index, or engaging in transactions in

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them, and any such action could adversely affect the value of the PLUS or the underlying index.  These legislative and regulatory actions could result in restrictions on the PLUS.  You may lose a significant portion or all of your initial investment in the PLUS if you are forced to divest the PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the PLUS has declined.

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S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC, consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

Information as of market close on November 4, 2024:

Bloomberg Ticker Symbol:	SPX	52 Week High (on 10/18/2024):	5,864.67
Current Closing Level:	5,712.69	52 Week Low (on 11/9/2023):	4,347.35
52 Weeks Ago (on 11/6/2023):	4,365.98

The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the underlying index for each quarter in the period from January 1, 2019 through November 4, 2024. The graph following the table sets forth the daily closing levels of the underlying index during the same period. The closing level of the underlying index on November 4, 2024 was 5,712.69. We obtained the closing level information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical closing levels of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the underlying index on any day during the lookback observation period or the valuation date. The payment of dividends on the stocks that constitute the underlying index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.

S&P 500® Index	High	Low	Period End
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50

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S&P 500® Index	High	Low	Period End
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter	5,254.35	4,688.68	5,254.35
Second Quarter	5,487.03	4,967.23	5,460.48
Third Quarter	5,762.48	5,186.33	5,762.48
Fourth Quarter (through November 4, 2024)	5,864.67	5,695.94	5,712.69

S&P 500® Index Historical Performance – Daily Closing Levels January 2, 2019 to November 4, 2024

License Agreement. “S&P®” and “S&P 500®” are trademarks of S&P Global, Inc. or its affiliates and have been licensed for use by JPMorgan Chase & Co. and its affiliates, including JPMorgan Financial. See “Equity Index Descriptions — The S&P U.S. Indices — License Agreement” in the accompanying underlying supplement.

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Additional Information about the PLUS

Please read this information in conjunction with the terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 1 PLUS
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the PLUS:

The estimated value of the PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the PLUS, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the PLUS. The estimated value of the PLUS does not represent a minimum price at which JPMS would be willing to buy your PLUS in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the PLUS may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the PLUS as well as the higher issuance, operational and ongoing liability management costs of the PLUS in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the PLUS. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the PLUS and any secondary market prices of the PLUS. For additional information, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the PLUS — The estimated value of the PLUS is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the PLUS is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the PLUS — The estimated value of the PLUS does not represent future values of the PLUS and may differ from others’ estimates” in this document.

The estimated value of the PLUS will be lower than the original issue price of the PLUS because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the PLUS may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the PLUS — The estimated value of the PLUS will be lower than the original issue price (price to public) of the PLUS” in this document.

Secondary market prices of the PLUS:	For information about factors that will impact any secondary market prices of the PLUS, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the PLUS — Secondary market prices of the PLUS will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the PLUS. The length of any such initial period reflects the structure of the PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the PLUS and when these costs are incurred, as determined by our affiliates. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the PLUS — The value of the PLUS as published by JPMS (and which may

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be reflected on customer account statements) may be higher than the then-current estimated value of the PLUS for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the PLUS.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat your PLUS as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of PLUS at the issue price. However, the IRS or a court may not respect this treatment of the PLUS, in which case the timing and character of any income or loss on the PLUS could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.
Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations.
Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).
Based on certain determinations made by us, we expect that Section 871(m) will not apply to the PLUS with regard to Non-U.S. Holders.
Our determination is not binding on the IRS, and the IRS may disagree with this determination.
Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.
If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the PLUS.
You should consult your tax adviser regarding the potential application of Section 871(m) to the PLUS

Supplemental use of proceeds and hedging:

The PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the PLUS. See “How the PLUS Work” in this document for an illustration of the risk-return profile of the PLUS and “S&P 500® Index Overview” in this document for a description of the market exposure provided by the PLUS.

The original issue price of the PLUS is equal to the estimated value of the PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS, plus the estimated cost of hedging our obligations under the PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the PLUS in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the

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swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.
Where you can find more information:

You may revoke your offer to purchase the PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the PLUS prior to their issuance. In the event of any changes to the terms of the PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these PLUS are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.

This document, together with the documents listed below, contains the terms of the PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 4-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

• Underlying supplement no. 1-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf

• Prospectus supplement and prospectus, each dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

• Prospectus addendum dated June 3, 2024:

http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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